Form of Amendment to Distribution Agreement

This Amendment, dated as of    , 2017, to the Distribution Agreement (this “Amendment”), by and among Goldman Sachs ETF Trust (the “Trust”) and ALPS Distributors, Inc., a Colorado corporation (the “Distributor”).

WHEREAS, the Trust and the Distributor entered into a Distribution Agreement dated March 26, 2015, as amended from time to time (the “Agreement”); and

WHEREAS, the Trust and the Distributor wish to amend the provisions of the Agreement to reflect the addition of new Funds to the Trust.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.	The parties hereto agree to delete the current Appendix A to the Agreement in its entirety and replace it with a new Appendix A attached hereto.

2.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

GOLDMAN SACHS ETF TRUST	ALPS DISTRIBUTORS, INC.
By:	By:
Name:	Name:
Title:	Title:

APPENDIX A

LIST OF FUNDS

Goldman Sachs Access High Yield Corporate Bond ETF	NYSE Arca: GHYB
Goldman Sachs Access Investment Grade Corporate Bond ETF	NYSE Arca: GIGB
Goldman Sachs ActiveBeta® Emerging Markets Equity ETF	NYSE Arca: GEM
Goldman Sachs ActiveBeta ® Europe Equity ETF	NYSE Arca: GSEU
Goldman Sachs ActiveBeta ® International Equity ETF	NYSE Arca: GSIE
Goldman Sachs ActiveBeta ® Japan Equity ETF	NYSE Arca: GSJY
Goldman Sachs ActiveBeta ® U.S. Large Cap Equity ETF	NYSE Arca: GSLC
Goldman Sachs ActiveBeta ® U.S. Small Cap Equity ETF	NYSE Arca: GSSC
Goldman Sachs Equal Weight U.S. Large Cap Equity ETF	Bats: GSEW
Goldman Sachs Hedge Industry VIP ETF	NYSE Arca: GVIP
Goldman Sachs TreasuryAccess 0-1 Year ETF	NYSE Arca: GBIL